EXHIBIT NO. 16(a)

October 6, 2004

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Acceptance Insurance Companies Inc. Form 8-K/A dated October 6, 2004, and have the following comments:

1.	We agree with the statements made in the first sentence of the first paragraph and in the second paragraph.

2.	We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph or in the third paragraph.

Omaha, Nebraska